CSK AUTO ANNOUNCES APPOINTMENT OF NEW CONTROLLER

            Phoenix, AZ – September 20, 2007 – CSK Auto Corporation (NYSE: CAO), parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today that Michael D. Bryk will be joining the Company on October 8, 2007 as Senior Vice President of Finance and Controller.

“Michael’s extensive experience in all aspects of accounting and financial management including internal controls, SEC reporting and staff development will bolster our finance and accounting functions.  He is a proven executive and we welcome him to CSK’s management team,” stated Larry Mondry, CSK Auto’s Chief Executive Officer.

Mr. Bryk has served for fourteen years in a variety of financial executive and management positions with CompUSA, a retailer and reseller of personal computers and related products and services.  In particular, from February 2007 through the present, he served as Executive Vice President and Chief Financial Officer.  From 2002 through February 2007, he served as Vice President – Finance and Administration.  Prior to that, from 2000 to 2002, he served as Vice President – Controller.  Before joining CompUSA in 1993, Mr. Bryk served as the Chief Financial Officer and in other finance management capacities while employed with other consumer product retailers in the eastern and southeastern United States.

            As previously announced, with the assistance of Korn/Ferry International, the search for a new Chief Financial Officer is well underway and the Company is optimistic that it will be in a position to announce the appointment of a new CFO in the near future.

About CSK Auto

CSK Auto, Inc., is a specialty retailer of automotive parts and accessories, and operates 1,334 stores in 22 states as of August 5, 2007. CSK serves both the do-it-yourself and the do-it-for-me markets, operating under four brand names: Checker Auto Parts in Hawaii, Rocky Mountain, Southwestern, and Northern Plains states; Schuck’s Auto Supply in the Pacific Northwest and Alaska; Kragen Auto Parts in California; and Murray’s Discount Auto Parts in the Midwest.

SOURCE: CSK Auto Corporation
Investor Contact:
Brenda Bonn, Manager, Investor Relations, 602-631-7483